EXHIBIT 16.1
                       LETTER FROM KABANI & COMPANY, INC.


KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS


October 12, 2000

Securities and Exchange Commission
Washington, DC 20549

Re:  Inetvisionz.com, Inc.
     File No. 000-28845

Dear Sir or Madam:

We have read Item 5 "Changes in Registrant's Certifying Accountant" of the Form 10-QSB of Inetvisionz.com, Inc. dated August 21, 2000, which we received on October 10, 2000. We did not audit financial statements of Inetvisionz.com, Inc. We agree with the statements contained therein, including that we are no longer the Independent Certified Public Accountants for any future filings.

Very truly yours,


/s/ Kabani & Company, Inc.
Kabani & Company, Inc.
Certified Public Accountants

cc:  Noreen Khan, President
     Inetvisionz.com, Inc.